APPENDIX A

HICKORY TECH CORPORATION 1993 STOCK AWARD PLAN

   1. PURPOSE. The purpose of the Hickory Tech Corporation 1993 Stock Award Plan (the "Plan") is intended to be long term and to motivate key employees of Hickory Tech Corporation and its subsidiaries (the "Company") to produce a superior return to the shareholders of the Company by offering such employees an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries. The Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing such an acquisition opportunity.

   2. DEFINITIONS.

   2.1 The terms defined in this section are used (and capitalized) elsewhere in the Plan.

   a. "Agreement" means a written contract entered into between the Company and a Participant containing the terms and conditions of an Award in such form and not inconsistent with this Plan as the Committee ( as defined in Section 3.1) shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

   b. "Award" means a grant made under this Plan in the form of Restricted Stock or options.

   c. An "Event" shall be deemed to have occurred if:

      (i) a majority of the directors of the Company shall be persons other than those:

          (a) for whom election proxies shall have been solicited by the Board of Directors of the Company (the "Board"); or

          (b) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships.

      (ii) 30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph subsection (iii) (A) (2) below in all respects),

      (iii) the shareholders of the Company approve a definitive agreement or plan to:







          (A) Merge or consolidate the Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger in which the Company is the surviving corporation and either (A) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities or other property, or (B) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company or its parent corporation immediately after the merger);

          (B) Exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by stockholders immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities or other property;

          (C) Sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

          (D)     Liquidate or dissolve the Company.

          Notwithstanding the above, an Event shall not be deemed to occur with respect to a recipient of an Award if the acquisition of the 30% or greater interest referred to in subsection (ii) above is by the recipient or a group, acting in concert, that includes the recipient or if a majority of the voting stock (or the voting equity interest) of the surviving corporation or its parent corporation or any corporation (or other entity) acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent corporation (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by such recipient or by a group acting in concert, that includes the recipient.

   d. "Fair Market Value" shall mean an average of the closing price per common share of the Company on each of the five (5) business days immediately preceding the date on which a price determination is to be made. The closing prices shall be the closing prices as published in The Wall Street Journal. In the absence of a published closing price on any of the five (5) immediately preceding business days, the published closing prices on the next preceding business days will be included in the calculation so that the calculation will be based on the closing price for five (5) business days in which there were actual trades.

   e. "Participant" means an employee to whom an Award is made.

   f. "Restricted Stock" means Shares granted under Section 7 so long as such Shares remain subject to restrictions.







   g. "Successor" means the legal representative of the estate of a deceased Participant or the person or persons who may, by request or inheritance, or pursuant to the terms of an Award or of forms submitted by the Participant to the Committee pursuant to Section 18, acquire the right to exercise an option or to receive Shares issuable in satisfaction of an Award in the event of a Participant's death.

   2.2 Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender, and any term used in the singular shall also include the plural.

   3. ADMINISTRATION.

   3.1 Authority of Committee. The Plan shall be administered by a committee of three or more persons (the "Committee") appointed by the Board. No person shall serve as a member of the Committee unless such person shall be a "disinterested person" as that term is defined in Regulation 16b-3(d), promulgated under the Exchange Act, or any successor statute or regulation comprehending the same subject matter. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be acts of the Committee. Subject to the provisions of the Plan, the Committee may from time to time adopt such rules for the administration of this Plan as it deems appropriate.

   3.2 Indemnification. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and
(ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions and determinations.

   4. SHARES AVAILABLE UNDER THE PLAN. The number of Shares available for distribution under the Plan shall not exceed 250,000 (subject to adjustment pursuant to Section 13). Any Shares subject to the terms and conditions of an Award under the Plan which are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan.

   5. ELIGIBILITY. Participation in the Plan shall be limited to employees of Hickory Tech Corporation and its subsidiaries.

   6. GENERAL TERMS AND AWARDS.

   a. Amount of Award. Each Agreement shall set forth the number of Shares of Restricted Stock or the number of Shares to which the option subject to such Agreement applies, as the case may be.

   b. Term. Each Agreement shall set forth the term of the option or Restricted Stock Award, as the case may be. Subject to the requirements of the Plan, an Agreement may permit an acceleration of the expiration of the applicable term upon such terms and conditions as shall be set forth in the Agreement.

   c. Transferability. During the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant's legal representative) may exercise an option. No Award of Restricted Stock (prior to the expiration of the restrictions) or option may be sold, assigned, transferred, exchanged or otherwise encumbered, and any attempt to do so shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that the Award subject to the Agreement shall be transferable to a Successor in the event of a Participant's death.

   d. Termination of Employment. No option may be exercised by a Participant and all Restricted Stock held by a Participant shall be forfeited if the Participant's employment with the Company or its subsidiaries shall be voluntarily terminated or involuntarily terminated with or without cause prior to the expiration of the term of the option or the Restricted Stock, as the case may be, except as, and to the extent, provided in the Agreement applicable to that Award. An option may be exercised by the Successor of a Participant following the death of such Participant to the extent, and during the period of time, if any, provided in the applicable Agreement.

   7. RESTRICTED STOCK AWARDS. An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. Except as otherwise provided in the applicable Agreement, each certificate representing shares issued in respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from such certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided in the applicable Agreement. The Agreement shall describe terms and conditions by which the restrictions upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or his Successor. A Participant with a Restricted Stock Award shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

   8. STOCK OPTIONS.

   8.1 Terms of All Options. An option shall be granted pursuant to an Agreement as either an Incentive Stock Option (as that term is defined in Section 422 of the Internal Revenue Code or any amendment thereto) or a Non-Qualified Stock Option (an option granted under the Plan that is not intended to be an Incentive Stock Option). No option may be exercised prior to such time, if any, as the shareholders of the Company shall have approved the Plan at a duly held shareholders' meeting of the Company and a registration statement covering the Shares for which the option may be exercised shall have become effective under the Federal Securities Act of 1933, as amended. The purchase price of each Share subject to an option shall be determined by the Committee and set forth in the Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be payable in cash, in Shares having a Fair Market Value equal to the purchase price of the Shares being purchased pursuant to the option as of the date the option is exercised, or a combination thereof, as determined by the Committee and provided in the Agreement. In no event shall any option be exercisable at any time after its expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated.

   8.2 Incentive Stock Options. In addition to the other terms and conditions applicable to all options:

   (i) The aggregate Fair Market Value (determined as of the date the option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company) shall not exceed $100,000 (or such other limit as may be required by the Code) if such limitation is necessary to qualify the option as an Incentive Stock Option;

   (ii) An Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the option as an Incentive Stock Option;

   (iii) At the time the Incentive Stock Option is granted, if the eligible employee owns stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock therein, (A) the purchase price of each Share covered by the option shall not be less than 110% of the Fair Market Value of a Share on the date of grant, and (B) the term of the option shall not be greater than five years from the date of grant;

   (iv) The Participant must remain continuously employed by the Company and/or its subsidiaries from the date of grant until the effective date of exercise unless such exercise occurs within the grace period, if any, allowed following termination of employment; and

   (v) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such option as an Incentive Stock Option.

If any option is not granted, exercised or held in accordance with the provisions set forth above in this Section 8.2, it will be considered to be a Non-Qualified Stock Option to the extent that it is in conflict with these provisions.

   9. EFFECTIVE DATE OF THE PLAN.

   9.1    Effective Date.   The Plan is in effect as of this date.  The Plan, as
amended, will become effective on April 8, 1996, provided that the amendment to the Plan receives shareholder approval at the annual meeting to be held April 8, 1996.

   9.2    Duration of the Plan.   The Plan shall remain in effect until all
Shares of Common Stock subject to it shall have been distributed or until all Awards have expired or lapsed, or the Plan is terminated pursuant to Section 12. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted.

   10.    RIGHT TO TERMINATE EMPLOYMENT.   Nothing in the Plan shall confer upon
any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of the Participant with or without cause.

   11.    TAX WITHHOLDING.   The Company shall have the right to require a
Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes. In lieu of all or any part of such a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual's full FICA, federal, state, and local income tax with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to the Participant or a subsequent return to the Company of Shares held by the Participant in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. Such elections are subject to the following limitations if, and to the extent, such limitations are necessary to comply with Exchange Act Rule 16b-3 or any successor provision:

   a. Time of Election.   Any such election by a Participant who is then
      subject to the reporting requirements of Section 16 of the Exchange Act or any successor provision of Section 16 ("Section 16") or his Successor may be made only if the conditions set forth in clauses (1) and (2) below are satisfied:

      (1)(A) The election may be made during the period beginning on the third business day following the date of public release of the Company's quarterly or annual financial statements and ending on the twelfth business day following such date of public release; or

         (B) The election may be made at least six months prior to the date the Award is paid to the Participant.

      (2) An election by a Participant or their Successor may not be made within six months of the date of grant of the Award to which the payment relates; provided however, that said restriction does not apply in the event death or disability of the Participant occurs prior to such election and during said six month period.

   b. Committee Approval.   Any such election by a Participant, then subject to
      the reporting requirements of Section 16, or their Successor is irrevocable and is subject to approval by the Committee. The Committee's approval may be granted in advance but is subject to revocation by the Committee at any time.

   12.    AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN.   The Board may
at any time terminate, suspend or modify the Plan. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Exchange Act Rule 16b-3, Internal Revenue Code Section 422, their successor provisions or any other applicable law or regulation. No termination, suspension or modification of the Plan will materially and adversely affect any right acquired by any Participant (or their legal representative) or any Successor under an Award granted before the date of termination, suspension or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 13 will not adversely affect any right.

   13.    ADJUSTMENT FOR CHANGES IN CAPITALIZATION.   Subject to Section 14,
appropriate adjustments in the aggregate number and type of Shares available for Awards under the Plan and in the number and type of Shares subject to Awards then outstanding and in the option price as to any outstanding options may be made by the Committee in its sole discretion to give effect to adjustments made in the number of type of Shares of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company (each of the foregoing a "Fundamental Change"), recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, provided that fractional Shares shall be rounded to the nearest whole share.

   14.    FUNDAMENTAL CHANGE.   In the event of a proposed Fundamental Change,
the Committee may, but shall not be obligated to:

   a. If the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding options granted under the Plan by the substitution, in lieu of such options, of options to purchase appropriate voting common stock (the "Survivor's Stock") of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, or, alternatively, by the delivery of a number of shares of the Survivor's Stock which has a fair market value as of the effective date of the Fundamental Change equal to the product of
      (i) the amount by which the Event Proceeds per Share (as defined in 14(b) below) exceeds the option price per Share times (ii) the number of Shares covered by the option, or

   b. At least ten (10) days prior to the actual effective date of a Fundamental Change, declare, and provide written notice to each optionee of the declaration, that each outstanding option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it shall have been exercised prior to the occurrence of the Fundamental Change) in exchange for payment to each option holder, within ten (10) days after the Fundamental Change, of cash equal to the amount (if any), for each Share covered by the canceled option, by which the Event Proceeds per Share (as hereinafter defined) exceeds the exercise price per Share covered by such option. At the time of the declaration provided for in the immediately preceding sentence, each option shall immediately become exercisable in full and each person holding an option shall have the right, during the period preceding the time of cancellation of the option, to exercise their option as to all or any part of the Shares covered thereby. In the event of a declaration pursuant to this Section 14b, each outstanding option granted pursuant to the Plan, that shall not have been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change as provided in the declaration, and the Plan shall terminate at the time of such cancellation, subject to the payment of obligations of the Company provided in this Section 14b. For purposes of this Section 14b, "Event Proceeds" per Share shall mean the cash plus the Fair Market Value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

   15.    ACCELERATION.   Upon the occurrence of an Event, (i) an option held by
a Participant under this Plan that shall not have expired shall become immediately exercisable in full, and (ii) all restrictions applicable to outstanding Restricted Stock Awards shall be deemed to have immediately lapsed.

   16.    REPURCHASES RIGHTS OF THE COMPANY.

   16.1   Termination of Employment.   If, for any reason, an employee who has
received Shares pursuant to an Award granted hereunder ("Awarded Shares") ceases to be employed by the Company or a subsidiary, such employee (or his legal representative or beneficiaries if the employee is deceased or mentally incapacitated) shall offer such Awarded Shares (including any Shares purchased subsequent to termination pursuant to the applicable Agreement) for sale to the Company on the date that such employee ceases to be employed by the Company and/or a subsidiary or on the date immediately after exercise of an Award permitted by the applicable Agreement subsequent to termination.

   16.2   Right of First Refusal.   In the event that any employee who has
received Awarded Share desires to sell, transfer, exchange or otherwise dispose of (whether by gift or otherwise), or pledge or otherwise encumber, all or any part of such Awarded Shares, they shall first offer such Shares for sale to the Company.

   16.3   Involuntary Transfer.   In the event of any involuntary transfer of
all or any part of the Awarded Shares by reason of sale pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, transfer pursuant to a divorce decree or other legal process, the transferee or transferees of such acquired Shares or other successor in title to such Shares shall offer such Shares for sale to the Company.

   16.4   Terms of Company Purchase.   All offers under this Section 16 shall be
made to the Company at its registered office. With respect to a proposed transfer under Subsection 16.2 above, the notice shall contain the name and address of each person to whom the employee (or his legal representative or beneficiaries) intends to dispose of or encumber all or any part of the Awarded Shares and the price and other terms and conditions of the proposed transfer or encumbrance. In addition, prior to a purchase of Awarded Shares under Subsection 16.2 above, the Company may require evidence of a bona fide offer to purchase or take a security interest in such Shares. After receipt of any such written offer under this Section 16, the Company shall have the option for a period of sixty (60) days thereafter to purchase, at the price and on the terms specified below, all but not less than all of the Shares offered to it by accepting such offer in writing; provided however, that notwithstanding anything to the contrary stated below, if the employee (or his legal representative or beneficiaries) is offering such Shares under Subsection 16.2 above, the Company may instead elect to purchase such Shares at the price and on the terms and conditions of the intended sale, exchange or encumbrance as stated in the employee's (or their legal representative's or beneficiaries') offer, for which purpose the price of any Shares which the employee (or their legal representative or beneficiaries) intends to encumber shall be the Fair Market Value of the property to be received upon the security of such Shares (as determined in good faith by the Committee); and provided further, that notwithstanding anything to the contrary provided below, the Company may elect to purchase Shares being offered by a transferee or successor in title to such Shares under Subsection 16.3 above on the terms and conditions under which such Shares were acquired by the transferee or successor in title to the Shares.

   The exercise of any option by the Company pursuant to this Section 16 shall be by the Company mailing written notice of such exercise to the employee whose Shares are subject to such option or their legal representative or beneficiaries, as the case may be, within the applicable 60-day period. Notice to the employee shall be addressed to employee's last known address appearing in the personnel records of the Company, and notice shall be addressed to the last known address of such legal representative or beneficiaries or, if none is known, to the employee's last known address.

   Subject to the alternative purchase prices provided for above, the purchase price of Awarded Shares purchased pursuant to this Section 16 shall be the Fair Market Value of such Shares.

   The Company, at its option, may elect to pay the entire purchase price for any shares subject to purchase pursuant to this Section 16 in cash or to make payment in installments by delivery of a promissory note of the Company, subordinated to all indebtedness of the Company for money borrowed, payable in three (3) equal annual installments, commencing on the date of tender as provided below, and bearing interest at the rate of 10 percent per annum, with optional prepayment, in whole or in part, by the Company without penalty, at any time.

   Within fifteen (15) days after the Company gives notice of exercise of its option as provided above in this Section 16, the Company shall tender to the employee, legal representative or beneficiary or other offeror, as the case may be, the purchase price for such Shares in cash or as otherwise provided above. Simultaneously with the payment of said purchase price, the employee, legal representative, beneficiary or other offeror shall deliver the certificate or certificates representing such Shares to the Company, duly endorsed for transfer upon the books of the Company (accompanied in the case of a purchase from a legal representative or beneficiary by a duly certified copy of authority), and all assignments and other documents of transfer and release reasonably required by the Company to effect the transfer of the Shares to the Company free and clear of any liens, encumbrances or other defects of title.

   In the event that the Company does not exercise any option granted to the Company pursuant to Subsection 16.2 above, the selling employee may dispose of the Shares not purchased pursuant to the exercise of such option without regard to the provisions of this Section 16, but only (a) during a period of thirty
(30) days following the Company's 60-day option period, (b) to the persons or entities listed in the offer to the Company, and (c) at a price and upon terms not less advantageous to the selling employee than the price and terms stated in the offer to the Company. If the disposition is not consummated within such 30-day period, such Shares shall again be subject to all the requirements of this
Section 16.

   16.5   Written Consent to Agreement.   No sale, transfer, assignment,
exchange or other disposition of Awarded Share shall be made by any employee or their legal representative or beneficiaries to any person (including any individual, partnership, corporation or other entity) unless and until such person shall agree in writing to take such Shares subject to, and shall subscribe to the terms and conditions of, this Section 16. Any person who agrees in writing to take Shares subject to, and subscribes to the terms and conditions of, this Section 16 shall be and become entitled to the benefits of, and shall be bound by, this Section 16.

   17.    OTHER BENEFIT AND COMPENSATION PROGRAMS.   Payments and other benefits
received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

   18.    BENEFICIARY UPON PARTICIPANT'S DEATH.   To the extent that the
transfer of a Participant's Award at death is permitted under an Agreement, (i) a Participant's Award shall be transferable at death to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law. If no such designation of a beneficiary has been made, the Participant's legal representative shall succeed to the Awards which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted under an Agreement.

   19.    GOVERNING LAW.   To the extent that Federal laws do not otherwise
control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.